UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2021

RED CAT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	814-00175 (Commission File Number)	86-0490034 (I.R.S. Employer Identification No.)

370 Harbour Drive, Palmas del Mar Humacao, PR (Address of principal executive offices)	00791 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 2 - Financial Information

Item 2.01 - Completion of Acquisition or Disposition of Assets

On May 7, 2021, we closed on the acquisition of Skypersonic, Inc., (“Skypersonic”) a Michigan corporation. As previously disclosed in our Current Report on Form 8-K filed February 17, 2021, our acquisition of Skypersonic was made pursuant to Share Purchase and Liquidity Event Agreements (the “Agreements”) among us, Red Cat Skypersonic, Inc., a Nevada corporation (“Acquisition”) and wholly-owned subsidiary of ours, Giuseppe Santangelo the founder and majority shareholder of Skypersonic, and certain holders of common stock and SAFE agreements representing 97.46% of Skypersonic (the “Sellers”) and Wayne State University Anderson Engineering Ventures Institute. Pursuant to the Agreements, we acquired all of the issued and outstanding share capital of Skypersonic in exchange for issuance of $3,000,000 of our common stock, at the Volume Weighted Average Price (VWAP) of our common stock on May 7, 2021 of $4.0154 per share. At closing, we issued 857,124 shares common stock to the Sellers (the “Share Consideration”). Fifty percent of the Share Consideration (the “Escrow Shares”) was deposited in an escrow account for a period of twelve (12) months as security for indemnification obligations and any purchase price adjustments due to working capital deficiencies and any other claims or expenses arising under the Agreements. Under the Agreements, closing date working capital deficits in excess of $300,000 shall result in a reduction of the Share Consideration on a dollar of dollar basis. If, within 12 months following closing of the Acquisition, we issue Common Stock for a price of less than $2.50 per share in a Qualified Offering (defined as a public offering or equity or convertible securities in which the Company raises a minimum of $2 million), we will be required to issue the Sellers additional shares of our common stock equal to the difference between the number of shares issued and the quotient of the Purchase Price divided by the Qualified Offering Price. Mr. Santangelo and certain former principal shareholders of Skypersonic have agreed to indemnification obligations, on a pro-rata basis, subject to certain limitations, which shall survive for a period of eighteen (18) months following closing. The indemnification obligations feature a basket amount of twenty-five thousand dollars ($25,000) before any claim can be asserted payable by cancellation of and subject to a cap equal to the value of the Escrow Shares. For a period of three (3) years following closing, Mr. Santangelo is prohibited from engaging in a business competing with or providing products, services or solutions to the drone industry, first person view (“FPV”) business, navigation and software solutions that provide analytics, storage or services for or in conjunction with the drone industry.

Section 3 - Securities and Trading Markets

Item 3.02 – Unregistered Sales of Equity Securities

On May 7, 2021 we issued a total of 857,124 shares of our common stock to the former holders of common stock and SAFE agreements of Skypersonic, Inc., a Michigan corporation (“Skypersonic”). The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing descriptions of the terms of the Agreements are qualified in their entirety by reference to the full text of the Agreements, which were previously filed as Exhibit 10.1 and Exhibit 10.2 to our Current Report on Form 8-K filed February 17, 2021.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On May 11, 2021, we released the press release furnished herewith as Exhibit 99.1.

Section 8 – Other Events

Item 8.01 Other Events

We do not deem Skypersonic’s financial condition and results of operations to be material to our overall financial condition and results of operations on a consolidated basis and, accordingly, we will not be required under Regulation S-X (17 CFR 210.8-05) to file audited and pro forma financial statements regarding Skypersonic and the Acquisition.

Section 9 – Financial Statements and Exhibits

Item. 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2021	RED CAT HOLDINGS, INC.

	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	President and Chief Executive Officer